UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2004

TOREADOR RESOURCES CORPORATION
(Exact name of registrant as specified in charter)

Delaware	0-02517	75-0991164
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

4809 Cole Avenue, Suite 108		75205
Dallas, Texas		(Zip Code)
(Address of principal
executive offices)

        Registrant’s telephone number, including area code: (214) 559-3933

Not Applicable
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

Below is a press release issued by Toreador on July 12, 2004 relating to the spudding of the Ayazli-1 well offshore Turkey. The information in this Form 8-K shall not be deemed "filed" for purposes of Section 18 of the Exchange Act, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

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TOREADOR SPUDS AYAZLI-1 EXPLORATORY WELL OFFSHORE TURKEY

        DALLAS, TEXAS – (July 12, 2004) – Toreador Resources Corporation (NASDAQ: TRGL; TSX: TRX) and its partners Stratic Energy Corporation and TPAO, the Turkish national oil company, have spudded the Ayazli-1 exploratory well on the South Akcakoca prospect in the shallow waters of the western Black Sea offshore Turkey. The drilling, logging and, if warranted, testing of the well are expected to be completed in August.

        Located about five miles offshore, the Ayazli-1 is being drilled to an approximate total depth of 6,600 feet in 250 feet of water by the Prometheus jackup rig supplied by GSP Romania, a Romanian drilling company. The primary objective of the Ayazli-1 well is a Tertiary gas sand that tested 3.7 million cubic feet per day in the nearby Akcakoca-1 well drilled by TPAO in 1975. The secondary objective is a potential oil zone in a Mesozoic sand that was indicated on logs in the same well.

        Toreador selected the Ayazli-1 location from among six distinct gas prospects identified to date in the region.

        As operator of the project through its wholly owned subsidiary Madison Oil Turkey, Inc., Toreador estimates drilling costs will be about $4.5 million and potential reserves on the South Akcakoca prospect to be approximately 350 billion cubic feet (Bcf) based on available information. Per-prospect reserve potential in this frontier area ranges from 100 Bcf to 1 trillion cubic feet of gas.

        Toreador is responsible for 75% of the Ayazli-1 well costs and retains a 36.75% working interest in the well. As previously announced, Stratic is funding 25% of the costs of the Ayazli-1 well to earn a 12.25% working interest in eight adjacent permits that comprise 962,000 acres. TPAO is being carried on the well for a 51% working interest and has an option to participate at this rate by funding its pro-rata share of costs related to future exploration, development drilling and subsequent production activities on the eight permits.

        The drilling data and possible test results of the Ayazli-1 well will allow the partners to better evaluate the potential of other structures on the permits. The Ayazli-1 is the first well to be drilled in Turkish Black Sea waters in five years.

ABOUT TOREADOR

        Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Romania, Turkey and Trinidad. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company’s web site, www.toreador.net.

        Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

         Cautionary Notes to Investors — The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that Toreador has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Toreador uses the term “potential reserves” in this news release, which the SEC’s guidelines strictly prohibit it from including in filings with the SEC. Investors are urged to also consider closely the disclosure in Toreador’s Form 10-K for the fiscal year ended December 31, 2003, available from the company by calling 214.559.3933 or 800.966.2141. This form also can be obtained from the SEC at www.sec.gov.

        The term “potential,” when referring to Toreador’s reserves, represents Toreador management’s current belief or judgment, based on information available to it, regarding the potential reserves that could be recovered or could be recoverable. These numbers should not be viewed as reliable for the purposes of estimating Toreador’s reserves or its prospects. Additionally, the term “potential” has no engineering significance and is not related to the term “possible” as that term may be used by the Society of Petroleum Engineers.

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CONTACTS:

Toreador Resources
Douglas W. Weir, SVP and CFO
Crystal C. Bell, Investor Relations
214-559-3933 or 800-966-2141

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 13, 2004	TOREADOR RESOURCES CORPORATION By: /s/ G. Thomas Graves III G. Thomas Graves III, President and CEO